EXHIBIT 10.2

[date]

T.A.B. Anti Bacterial Textiles Ltd.

19 Ga'aton Avenue

Nahariya, Israel

Dear Sirs and Madams,

Re:     License Agreement Dated 10 June, 2014

We are writing this letter in connection with that certain license agreement dated 10 June, 2014 between T.A.B. Anti Bacterial Textiles Ltd. (“TAB”) and Bar Ilan Research and Development Company Ltd. (“BIRAD”) (the “License Agreement”). You have requested that the scope of the license granted to TAB under the Licensed Agreement (i.e. definition of Licensed Products under the Agreement) be expanded to include “disposable anti-bacterial textiles for medical treatment and/or personal hygiene” (“Requested Field”). We have informed you that the Requested Field is currently subject to an option granted by BIRAD to a third party. You have requested that BIRAD agree to provide you with a time-limited right to negotiate with BIRAD for the inclusion of the Requested Field in the License Agreement if the rights granted to such third party terminate without such third party nor its designee obtaining a license with respect to the Requested Field. BIRAD agrees to the following with respect to such request:

1.     If the rights granted to such third party terminate without such third party nor its designee obtaining a license with respect to the Requested Field, BIRAD will inform you of such in writing (“Notice”). For clarity, BIRAD enters into a license with respect to the Requested Field with such third party or its designee, BIRAD’s obligations under this letter shall terminate.

2.      You will have a period of up to thirty (30) days from the receipt of such Notice (“Notice Period”) to notify BIRAD in writing that you wish to negotiate with BIRAD for the inclusion of the Requested Field in the License Agreement (“Negotiation Notice”). For clarity, if you do not provide a Negotiation Notice to BIRAD during the Notice Period, BIRAD’s obligations under this letter shall terminate.

3.      If you provide BIRAD with a Negotiation Notice during the Negotiation Period, BIRAD will negotiate with you in good faith for a period of up to sixty (60) days (“Negotiation Period”) an amendment to the License Agreement to include the Requested Field in the License Agreement. For clarity, if the parties are unable to agree to the terms of, and execute, an amendment to the License Agreement during the Negotiation Period, BIRAD’s obligations under this letter shall terminate.

Sincerely,

/s/ Orli Tori
Orli Tori
CEO, Bar Ilan Research and Development Company Ltd.